Filed pursuant to Rule 433
Registration Statement No. 333-130318
May 15, 2008
Final Term Sheet for 4.900% Notes due 2013

Issuer:	Eaton Corporation
Securities Title:	4.900% Notes due 2013
Principal Amount:	$300,000,000
Maturity Date:	May 15, 2013
Price to Public:	99.926% of principal amount
Coupon:	4.900% per annum
Benchmark Treasury:	3.125% due April 30, 2013
Benchmark Treasury Yield:	3.097%
Spread to Benchmark Treasury:	Plus 182 basis points
Yield to Maturity:	4.917%
Make-Whole Call:	Treasury rate plus 30 basis points
Expected Settlement Date:	T+3; May 20, 2008
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008 and ending on the Maturity Date
Interest Payment Record Dates:	May 1 and November 1 immediately preceding the applicable Interest Payment Date
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

Final Term Sheet for 5.600% Notes due 2018

Issuer:	Eaton Corporation
Securities Title:	5.600% Notes due 2018
Principal Amount:	$450,000,000
Maturity Date:	May 15, 2018
Price to Public:	99.744% of principal amount
Coupon:	5.600% per annum
Benchmark Treasury:	3.875% due May 15, 2018
Benchmark Treasury Yield:	3.814%
Spread to Benchmark Treasury:	Plus 182 basis points
Yield to Maturity:	5.634%
Make-Whole Call:	Treasury rate plus 30 basis points
Expected Settlement Date:	T+3; May 20, 2008
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2008 and ending on the Maturity Date
Interest Payment Record Dates:	May 1 and November 1 immediately preceding the applicable Interest Payment Date
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.